Exhibit 10.39

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this "Agreement") between Global Resource Corporation, a Nevada Corporation with its principal executive office located at 1000 Atrium Way, Suite 100, Mount Laurel, New Jersey 08054 ("GRC" or the "Company"), and Eric Swain, who resides at 151 Summit Avenue, Pompton Lakes, New Jersey 07442, for himself and any heirs, executors and administrators (collectively referred to throughout this Agreement as "Swain") is dated as of 10/02, 2009.

WITNESSETH:

WHERAS, Swain had served as the Company's Chief Executive Officer and on the Board of Directors of the Company prior to July 6, 2009.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.          Termination of Prior Agreements. The Company and Swain hereby agree that all understandings and agreements, written or oral, between the Company and Swain, including, without limitation, that certain Summary of Terms of Proposed Employment Agreement (undated) by and between the Company and Swain, filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on October 2, 2008 (the "Summary of Proposed Terms"), have been terminated and are of no further force or effect with no further consideration and/or benefits due from GRC and/or its affiliates to Swain thereunder or otherwise.

2.          Consideration. As consideration for entering into this Agreement and the continued compliance with the representations, covenants and obligations of Swain hereunder, but subject to Swain's continued compliance with the terms of this Agreement, the Company agrees that:

(a)
through January 6, 2011, the Company shall pay to Swain any bonuses that would have been payable to Swain pursuant to the section of the Summary of Proposed Terms entitled "Bonus" as if the Summary of Proposed Terms was still in effect solely for this purpose and solely for bonuses that may be earned through January 6, 2011;

(b)
the Company shall continue to provide to Swain full health insurance benefits through July 5, 2010 as provided to him prior to the termination of employment with the Company and shall retroactively reimburse Swain for any expenses incurred by him from July 6, 2009 through the date hereof that would have been paid for by the Company pursuant to such health insurance benefits;

(c)
of the options previously granted to Swain by the Company to purchase 5,000,000 shares of the Company's Common Stock at an exercise price of $1.18, (i) Swain shall retain options to purchase 1,000,000 shares of Common Stock at an exercise price of $1.18 that vested prior to July 6, 2009, (ii) Swain shall retain additional options to purchase 1,000,000 shares of Common Stock at an exercise price of $1.18 that have not yet vested and which shall fully vest on December 1, 2009, (iii) Swain shall retain additional options to purchase 1,000,000 shares of Common Stock at an exercise price of $1.18 that have not yet vested and which shall fully vest on December 1, 2010 and (iv) the remaining options to purchase 2,000,000 shares of Common Stock at an exercise price of $1.18 are hereby cancelled;

(d)
as soon as legally possible after the execution of this Agreement, but no later than 5 business days after execution of this Agreement, the Company shall issue to Swain 600,000 shares of its Common Stock that are registered under the Securities Act of 1933 pursuant to an effective registration statement on Form S-8 filed on January 29, 2008 (the "S-8"). For a period of one hundred eighty (180) days commencing upon execution of this Agreement, Swain shall refrain from selling more than 35,000 shares of S-8 shares during any calendar week. The Company has determined that the fair market value for this issuance of stock with the restrictions placed upon it is $0.50 per share. The Company will issue Swain a Form 1099 in the amount of $300,000.00;

(e)
on July 1, 2010 and October 6, 2011, the Company shall issue to Swain 600,000 shares of its Common Stock that are registered under the Securities Act of 1933 pursuant to the S-8, for total issuances aggregating 1,800,000 shares (the "S-8 Shares"), which issuances shall be at the closing price on the last day of trading preceding the issuance date. The Company will issue Swain a Form 1099 upon each issuance reflecting the price at issuance. The shares issued on July 1, 2010 and October 6, 2011 will not be subject to the restrictions in trading set forth in paragraph 2(d);

(f)	upon execution, the Company will additionally issue to Swain 450,000 shares of restricted stock subject to SEC Rule 144; and

(g)
as promptly as practicable after the execution of this Agreement, the Company shall transfer to Swain the title of ownership of the Company's car currently in Swain's possession and provide him a Form 1099 for approximately $27,000. The Company acknowledges that Swain has obtained automobile insurance with respect to such car and has provided evidence thereof to the Company.

3.          No Consideration Absent Execution of this Agreement. The parties understand and agree that the parties are entering into this Agreement in reliance on the representations, warranties and covenants contained herein and that either party would not receive the consideration and benefits specified in this Agreement except for the party's execution of this Agreement and the party's complete and timely fulfillment of their respective obligations contained herein.

4.          Right of First Offer.

(a)         If Swain desires to sell any S-8 Shares, excluding the 600,000 shares issued upon execution of the Agreement, he shall first deliver to the Company a written notice (the "Offer Notice"), which Offer Notice shall include: (A) the number of S-8 Shares to be sold (the "Offered Stock"); (B) the purchase price for the shares of Offered Stock; and (C) an offer to sell such Offered Stock to the Company (or its assignee or designee) in accordance with this Section 4, at the purchase price specified in such Offer Notice. The Company and/or its assignee(s) or designee(s) shall then have the first right and option (but not the obligation) to purchase all or any of the Offered Stock at the purchase price stated in the Offer Notice. Such right and option may be exercised by the Company and/or its assignee or designee by giving written notice of such election (including the amount of Offered Stock the purchaser desires to purchase) to Swain within three (3) days following receipt of the of the Offer Notice if the purchase price is equal to or less than $0.75 per share or within ten (10) days if the purchase price is greater than $0.75 per share (the "Acceptance Notice").

(b)         Unless the parties otherwise agree in writing, the closing of any purchase and sale of Offered Stock pursuant to this Section 4 shall take place on the tenth (10th) day following delivery of the Acceptance Notice (or the next succeeding business day if such day is not a business day). In the event the Company and/or its assignee or designee fails to deliver an Acceptance Notice with respect to all of the Offered Stock set forth in any Offer Notice within three (3) days following receipt of the of the Offer Notice if the purchase price is equal to or less than $0.75 or within ten (10) days if the purchase price is greater than $0.75, Swain shall have the right to sell any remaining Offered Stock. Such sale shall close during the calendar quarter in question. If Swain does not consummate any such sale within such calendar quarter, then such sale may not be consummated without repetition of the procedures set forth in this Section 4.

5.           Non-Compete/Non-Solicit. Swain agrees that for a period of two (2) years following the date of execution of this Agreement (the "Restricted Period"), Swain shall not, directly or indirectly, in any manner whatsoever engage or participate in, either alone or with others (including as an employee, representative, agent, independent contractor, broker, consultant, partner, owner, director, trustee or stockholder of any partnership, business trust, company, corporation or other business entity that engages in), any activity that in any way competes with any company involved in the business of microwave resource recovery technology. During the Restricted Period, Swain shall not, directly or indirectly: (i) contact any Company employee other than the Company's CEO with respect to any matter (except as explicitly requested by the Company) or induce or attempt to influence any then current employee of the Company to leave its employ with the Company or hire an individual who was employed by the Company within the year prior to this Agreement; or (ii) contact (except as explicitly- requested by the Company), solicit or direct any then-existing customer of the Company for the purpose of competing with the Company, or in any manner attempting to influence any other person or other entity to cease or alter its business relationship with the Company, or with respect to any matter relating to the business or the intellectual property of the Company, or (iii) commit any act that injures the business or business relationships of the Company or otherwise has an adverse economic effect on the Company, if such act was committed intentionally to have such consequence. If a court of competent jurisdiction explicitly determines in a final judgment that Swain breached his obligations under this Section 5, then the time periods hereunder shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated. It is understood that the provisions of the preceding sentence shall be in addition to any remedies otherwise available to the Company hereunder for the breach by Swain of the terms of this Agreement.

6.           Confidential Information. Swain acknowledges that he had access to information that is confidential and proprietary to the Company, including without limitation, business, operational and marketing plans, financial information, ideas, concepts, processes, business methods, procedures, operations, software, source, code, object codes, specifications, documentation, trade secrets, technology, cost, pricing and sales information, lists and files of the Company in whatever form or media (collectively, "Confidential Information"). Swain agrees that GRC had no obligation to specifically identify any information as Confidential Information for it to be entitled to protection as such. Swain agrees to return to GRC all copies of Confidential Information directly or indirectly in his possession or control. Swain further agrees not to disclose to any person, other than his legal representatives and accountants as necessary, any Confidential Information without the prior written consent of GRC.

7.          Non-Disparagement. In consideration of the parties' agreements as set forth herein, the parties agree that they will not make disparaging or defamatory statements, nor will they take any action which would reasonably have the effect of injuring the Company, about each other or, as applicable, their past or present officers, directors, agents and employees, to any third parties, including, without limitation, to any customer, employee, vendor, stockholder or client.

8.          Amendment to 8-K. As promptly as practicable after the execution of this Agreement, the Company shall file a Form 8-K/A amending the Form 8-K filed by the Company of July 10, 2009, in form and substance as set forth in Exhibit A to this Agreement.

9.          Relief for Breach of this Agreement.

(a)      If a court of competent jurisdiction explicitly determines in a final judgment that Swain has materially breached the terms of this Agreement, the Company shall be forever relieved of all of its obligations under Section 2 (Consideration) of this Agreement not yet undertaken and Swain shall be prohibited from (i) selling any S-8 Shares already received by him hereunder of which Swain still owns or controls, which S-8 Shares shall immediately revert back to the Company and (ii) exercising any previously unexercised options to purchase shares of the Company's Common Stock, which options shall be deemed immediately cancelled. It is understood that the provisions of the preceding sentence shall be in addition to any remedies otherwise available to the Company hereunder for the breach by Swain of the terms of this Agreement.

(b)         Each party agrees that it is fair, reasonable and necessary for the party to make the covenants and undertakings set forth herein. Each party further agrees that if such party breaches or attempts to breach or violate any of the provisions, the other party will be irreparably harmed and monetary damages will not provide an adequate remedy. Accordingly, it is agreed that each party may seek and shall be entitled to temporary, preliminary and permanent injunctive relief (without the necessity of posting a bond or other security) to prevent any breach or threatened breach of this Agreement or to enforce the provisions hereof, and each party hereby consents to the granting of such injunctive relief, including specific performance, without having to prove the inadequacy of the available remedies at law or actual damages and without the requirement of posting a bond or other security. It is understood that any such injunctive remedy shall not be exclusive or waive any rights to seek other remedies at law or in equity, and each party shall be entitled to commence legal, judicial or other process. Each party agrees that the covenants and undertakings covered by this Agreement are reasonable in light of the facts as they exist on the date hereof However, if at any time, a court having jurisdiction over this Agreement shall determine that the scope, subject matter or duration of any covenant contained herein is unreasonable in any respect, it shall be modified as such court determines may be reasonable so that each party's interests are protected.

10.        General Release of Claims.

(a)          Swain knowingly and voluntarily releases and forever discharges GRC, including all present or former affiliates, successors, predecessors, purchasers or sellers of stock or assets, subsidiaries, divisions, successors, assigns, insurers, counsel, investors, creditors, representatives and the current and former employees, stockholders, partners, associates, attorneys, officers, directors and agents thereof (collectively, "GRC Parties"), from any and all claims, known to Swain, which Swain has or may have against such GRC Parties as of the date of execution of this Agreement, including, without limitation, any and all claims related to the termination of Swain's employment with the Company and his removal from the Company's Board of Directors, as well as the description thereof contained in the Form 8-K filed by the Company of July 10, 2009, and in any other Company statements and filings and any claims for slander or libel related thereto. Swain further covenants and agrees not to sue the Company or any current or future officer, director, employee or other representative of the Company with respect to any matter whatsoever except in relation to the violation by the Company of this Agreement, or arising from any breach or alleged breach of any representation, warranty, covenant or obligation of the Company under the Agreement.

(b)         GRC knowingly and voluntarily releases and forever discharges Swain from any and all claims, the basis of which are known to GRC and occurred during Swain's term of employment, which GRC has or may have against Swain as of the date of execution of this Agreement; but specifically excluding any claims relating to (i) acts of fraud or illegality committed by Swain at any time during his term of employment with Company or (ii) arising from any breach or alleged breach of any representation, warranty, covenant or obligation of Swain under this Agreement.

11.     Further Assurances. Swain hereby agrees to execute and deliver such other instruments and take such other action as GRC may request in connection with the transactions contemplated by this Agreement. In addition, (i) upon explicit written request by the Company, Swain shall reasonably cooperate and assist with all inquiries from Company employees, vendors and/or customers at no additional cost or expense to the Company and without any further consideration to Swain hereunder, and (ii) Swain agrees to reasonably cooperate with the Company regarding any potential suit, claim, litigation or demand for damages of any kind or nature brought by a third party against the Company, without expense or loss of any type to Swain.

12.         Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of New Jersey, without regard to its choice or conflict of laws provisions. Any litigation proceeding under this Agreement shall be confidential in nature to the fullest extent permitted by applicable law. In any action, lawsuit or proceeding brought to enforce or interpret the provisions of this Agreement and/or arising out of or relating to any dispute between the parties, the prevailing party with respect to each specific issue in a matter shall be entitled to recover all of his or its costs and expenses relating to such issue (including without limitation, reasonable attorney's fees and disbursements) in addition to any other relief to which such party may be entitled.

13.    Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by overnight courier service for next day delivery to the address of such party below (or such other addresses as the party may later specify in a written notice to the other party sent in accordance with this Notice provision):

To Swain:

Eric Swain
151 Summit Avenue
Pompton Lakes, NJ 07442

With a copy to:

Bienstock & Michael, P.C.
Continental Plaza
411 Hackensack Ave., 7th Floor
Hackensack, NJ 07601
Attn: Ronald S. Bienstock, Esq.

To the Company:

Global Resource Corporation
1000 Atrium Way, Suite 100
Mount Laurel, NJ 08054
Attention: CEO

With a copy to:

Westerman Ball Ederer Miller & Sharfstein, LLP
170 Old Country Road, 4th floor
Mineola, New York 11501
Attn: Alan C. Ederer, Esq.

All notices hereunder shall be deemed received the day after being sent by next-day delivery with a recognized overnight courier service.

          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.     Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.          Amendment. This Agreement may not be modified, altered or changed except in writing, in a document signed by all parties.

17.          Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties.

18.         Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the party intended to be benefited by such provision.

19.          Product of Negotiation. The terms of this Agreement are the product of negotiation and compromise between the parties. The meaning, effect and terms of this Agreement have been discussed by the parties with their respective counsel and agreed upon by the parties hereto. In the event of an ambiguity in the interpretation of this Agreement, no party shall be deemed to have been the draftsman thereof.

IN WITNESS WHEREOF, the parties hereto have knowingly and voluntarily executed this Agreement as of the date first set forth above.

/s/ Eric Swain ERIC SWAIN GLOBAL RESOURCE CORPORATION By: /s/ P.A. Worthington Name: P.A. Worthington Title: Chairman

/s/ Eric Swain ERIC SWAIN	GLOBAL RESOURCE CORPORATION By: /s/ P.A. Worthington Name: Peter Anthony Worthington Title: Acting Chairman

/s/ Tiffany Rex Name: Tiffany Rex Witness	/s/ Sandija Bayot Name: Sandija Bayot Witness

On this, the 2nd day of October, 2009, before me a New Jersey Attorney, personally appeared Eric Swain and the witness, Tiffany Rex, known to me (or satisfactorily proven) to be the persons whose names are subscribed to the within instrument, and acknowledged that they executed the same for the purposes therein contained.	On this, the 28th day of September, 2009, before me a notary public, personally appeared Peter Worthington and the witness, Sandija Bayot, known to me (or satisfactorily proven) to be the persons whose names are subscribed to the within instrument, and acknowledged that they executed the same for the purposes therein contained.

In witness hereof, I hereunto set my hand. /s/ [unreadable] New Jersey Attorney-at-Law	In witness hereof, I hereunto set my hand and official seal. /s/ Melinda Saenz Notary Public